SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 2

                                  SCHEDULE 13G

                     Information to be included in AMENDMENT
                        filed pursuant to Rule 13d-2 (d)

--------------------------------------------------------------------------------

                                 Mediabay, Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    58446J108
                                 (CUSIP Number)

                                October 27, 2004
             (Date of event which requires filing of this Statement)

                 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_|  Rule 13d-1(b)

                                |X|  Rule 13d-1(c)

                                |_|  Rule 13d-1(d)

                         (Continued on following pages)

                               (Page 1 of 9 Pages)

                                                                     Page 2 of 9
------- ------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bonanza Master Fund, Ltd.
------- ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                      (b)  |X|
------- ------------------------------------------------------------------------
3.      SEC USE ONLY
------- ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Cayman Islands, British West Indies
------------------------- ---- -------------------------------------------------
    NUMBER OF SHARES      5.   SOLE VOTING POWER
 BENEFICIALLY OWNED BY         588,235(1)
 EACH REPORTING PERSON    ---- -------------------------------------------------
          WITH            6.   SHARED VOTING POWER None.
                          ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER 588,235(1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER None.
-------- -----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         588,235(1)
-------- -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              |_|
-------- -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.18%
-------- -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: OO
-------- -----------------------------------------------------------------------

                                                                     Page 3 of 9
------- ------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Bonanza Capital, Ltd.
------- ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)   |_|
                                                                       (b)   |X|
------- ------------------------------------------------------------------------
3.      SEC USE ONLY
------- ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
------- ------------------------------------------------------------------------
    NUMBER OF SHARES      5.   SOLE VOTING POWER
 BENEFICIALLY OWNED BY         588,235(1)
 EACH REPORTING PERSON    ---- -------------------------------------------------
          WITH            6.   SHARED VOTING POWER None.
                          ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER 588,235(1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER None.
------------------------- ---- -------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         588,235(1)
-------- -----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      |_|
-------- -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.18%
-------- -----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON: PN
-------- -----------------------------------------------------------------------

                                                                     Page 4 of 9
------- ------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bernay Box & Co., Inc.
------- ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  |_|
                                                                        (b)  |X|
------- ------------------------------------------------------------------------
3.      SEC USE ONLY
------- ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
------- ------------------------------------------------------------------------
    NUMBER OF SHARES      5.   SOLE VOTING POWER
 BENEFICIALLY OWNED BY         588,235(1)
 EACH REPORTING PERSON    ---- -------------------------------------------------
          WITH            6.   SHARED VOTING POWER None.
                          ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER 588,235(1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER None.
----  --------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        588,235(1)
-------- -----------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                       |_|
-------- -----------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.18%
-------- -----------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON: CO
-------- -----------------------------------------------------------------------

                                                                     Page 5 of 9
------- ------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bernay Box
------- ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  |_|
                                                                        (b)  |X|
------- ------------------------------------------------------------------------
3.      SEC USE ONLY
------- ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
------- ------------------------------------------------------------------------
    NUMBER OF SHARES      5.   SOLE VOTING POWER
 BENEFICIALLY OWNED BY         588,235(1)
 EACH REPORTING PERSON    ---- -------------------------------------------------
          WITH            6.   SHARED VOTING POWER None.
                          ---- -------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER 588,235(1)
                          ---- -------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER None.
------------------------- ---- -------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        588,235(1)
-------- -----------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                       |_|
-------- -----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.18%
-------- -----------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON: IN
-------- -----------------------------------------------------------------------

      (1) Please see Item 4 for a description of the shares of Common Stock comprising the total of 588,235.

Item  1(a). Name of Issuer.

            Mediabay, Inc. ("MBAY")

Item  1(b). Address of Issuer's Principal Executive Offices.

            2 Ridgedale Avenue, Suite 300 Cedar Knolls, NJ 07927

Item  2(a). Names of Person Filing.

            (i)   Bonanza Master Fund, Ltd. ("Master Fund")
            (ii)  Bonanza Capital, Ltd. ("Fund Manager")
            (iii) Bernay Box & Co., Inc. ("General Partner")
            (iv)  Bernay Box ("Box")

Item  2(b). Address of Principal Business Office, or if none, Residence.

            As to Master Fund:
            Walker House, PO Box 908GT
            Grand Cayman, Cayman Islands, BWI

            As to Fund Manager, General Partner and Box:
            300 Crescent Court
            Suite 1740
            Dallas, TX 75201

Item  2(c). Citizenship.

            As to Master Fund: Cayman Islands, British West Indies

            As to Fund Manager, General Partner and Box: Texas

Item  2(d). Title of Class of Securities.

            Common Stock, no par value.

Item  2(e). CUSIP Number.

            58446J108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable.

Item  4. Ownership.

Bonanza Master Fund, Ltd. is a Cayman Corporation and acts as the investment vehicle. Bonanza Capital, Ltd. is a Texas Limited Partnership and the General Partner of Bonanza Master Fund, Ltd. Bernay Box & Co., Inc. is an S Corporation and the General Partner of Bonanza Capital, Ltd. Bernay Box owns 100% and is the President of Bernay Box & Co., Inc.

Master Fund, Fund Manager, General Partner and Box hold a warrant to purchase up to 588,235 shares of Common Stock, in the aggregate; however, such warrants may be exercised only at such time as beneficial ownership of Master Fund, Fund Manager, General Partner and Box is 5% or less.

As to Master Fund:

      (a) Amount beneficially owned by Master Fund are 588,235 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 3.18% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of August 13, 2004, as stated in the Issuer's Form 10-Q for the fiscal quarter ended June 30, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 588,235 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 588,235 shares of Common Stock of the Issuer. (iv) Shared power to dispose or direct the disposition of: None.

As to Fund Manager:

      (a) Amount beneficially owned by Fund Manager are 588,235 shares of Common Stock of the Issuer.

      (b) Percent of Class: Fund Manager beneficially holds 3.18% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of August 13, 2004, as stated in the Issuer's Form 10-Q for the fiscal quarter ended June 30, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 588,235 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 588,235 shares of Common Stock of the Issuer. (iv) Shared power to dispose or direct the disposition of: None.

As to General Partner:

      (a) Amount beneficially owned by General Partner are 588,235 shares of Common Stock of the Issuer.

      (b) Percent of Class: General Partner beneficially holds 3.18% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of August 13, 2004, as stated in the Issuer's Form 10-Q for the fiscal quarter ended June 30, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 588,235 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 588,235 shares of Common Stock of the Issuer. (iv) Shared power to dispose or direct the disposition of: None.

As to Box:

      (a) Amount beneficially owned by Box are 588,235 shares of Common Stock of the Issuer.

      (b) Percent of Class: Box beneficially holds 3.18% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of August 13, 2004, as stated in the Issuer's Form 10-Q for the fiscal quarter ended June 30, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 588,235 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 588,235 shares of Common Stock of the Issuer. (iv) Shared power to dispose or direct the disposition of: None.

Item  5. Ownership of Five Percent or Less of a Class.

      [x]

Item  6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable.

Item  8. Identification and Classification of Members of the Group.

      Not applicable.

Item  9. Notice of Dissolution of Group.

      Not applicable.

Item  10.   Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             Date:  November 2, 2004

                             BONANZA MASTER FUND, LTD., an exempted company incorporated in the Cayman Islands with limited liability

                             By:  /s/ Don Seymour
                                  ---------------------------------------------
                                  Name:  Don Seymour
                                  Title:    Director

                             By:  /s/ Aldo Ghisletta
                                  ---------------------------------------------
                                  Name: Aldo Ghisletta
                                  Title:    Director

                             BONANZA CAPITAL, LTD., a Texas limited partnership

                             By:  Bernay Box & Co., Inc., as General Partner

                             By:  /s/ Bernay Box
                                  ---------------------------------------------
                                  Name:  Bernay Box
                                  Title:    President

                             Bernay Box & Co., Inc., a Texas corporation

                             By:  /s/ Bernay Box
                                  ---------------------------------------------
                                  Name:  Bernay Box
                                  Title:    President

                             Bernay Box

                             By:  /s/ Bernay Box
                                  ---------------------------------------------
                                  Name:  Bernay Box